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                                                                 EXHIBIT NO. 3.1

                            JOINT VENTURE AGREEMENT

THIS AGREEMENT is made as of the 1st day of October, 1992

BETWEEN:       VERDSTONE GOLD CORPORATION
               310 - 1959 152nd Street
               Surrey, British Columbia
               V4A 9E3

               ("Verdstone")                                  OF THE FIRST PART

AND:           STIRRUP CREEK GOLD LTD.
               310 - 1959 152nd Street
               Surrey, British Columbia
               V4A 9E3

               ("Stirrup")                                    OF THE SECOND PART


                                   RECITALS

A. Pursuant to the Mining Lease, as hereinafter defined, Verdstone holds a lease over and the right to explore, develop and mine the Property as described in Exhibit A and defined in Section 1.22.

B. Stirrup wishes to acquire an interest in and to the Mining Lease and thereafter Verdstone and Stirrup wish to participate jointly in the exploration, evaluation, development and mining of mineral resources within the Property or any other properties acquired pursuant to the terms of this Agreement.

C. Verdstone has agreed to act as the Operator of the Venture as defined hereafter.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, Verdstone and Stirrup agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

1.1       "Accounting Procedure" means the procedures set forth in Exhibit B.

1.2 "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with,

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                                       2

a Participant. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

1.3 "Agreement" means this Joint Venture Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

1.4       "Area of Interest" means the area described in Part 2 of Exhibit A.

1.5 "Assets" means the Property, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

1.6 "Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.

1.7 "Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

1.8 "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

1.9 "Initial Contribution" means that contribution each Participant has made or agrees to make pursuant to Section 5.1.

1.10 "Joint Account" means the account maintained in accordance with the Accounting Procedure showing the charges and credits accruing to the Participants.

1.11      "Management Committee" means the committee established under
Article VII.

1.12 "Mining" means the mining, extracting, producing, handling, milling or other processing of Products.

1.13 "Mining Lease" means that certain mining lease dated August 4, 1992 and entered into between Verdstone and Centerville Gold Partnership, a copy of which is attached hereto as Exhibit F.

1.14 "Net Proceeds" means certain amounts calculated as provided in Exhibit C, which may be payable to a Participant under Section 6.4(b)(2).

1.15      "Operations" means the activities carried out under this Agreement.

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                                       3

1.16 "Operator" means the person or entity appointed under Article VIII to manage Operations, or any successor Operator.

1.17 "Participant" and "Participants" mean the persons or entities that from time to time have Participating Interests.

1.18 "Participating Interest" means the percentage interest representing the operating ownership interest of a Participant in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in Section 6.1.

1.19 "Prime Rate" means the interest rate quoted as "Prime" by the Royal Bank of Canada, at its Canada Place Branch in Vancouver, British Columbia, as said rate may change from day to day (which quoted rate may not be the lowest rate at which the Bank loans funds).

1.20 "Products" means all ores, minerals and mineral resources produced from the Property under this Agreement.

1.21 "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Operator for a year or any longer period.

1.22 "Property" means those interests in real property described in Part I of Exhibit A and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

1.23 "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

1.25 "Venture" means the business arrangement of the Participants under this Agreement.


                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1       CAPACITY OF PARTICIPANTS.   Each of the Participants represents and
warrants as follows:

     (a) that it is a corporation duly incorporated and in good standing in the Province of British Columbia and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this

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                                       4

          Agreement;


     (b) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

     (c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement;

     (d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms; and

     (e) that it is resident in Canada within the meaning of Section 116 of the INCOME TAX ACT (Canada).

2.2 REPRESENTATIONS AND WARRANTIES. Verdstone makes the following representations and warranties effective the date hereof:

     (a) to the best of its knowledge and belief, the patented and unpatented mining claims comprising the Property have been properly located and recorded in compliance with the laws of the State of Nevada, there are no disputes over the title, the location or recording of such mineral claims, and the mineral claims are in good standing and are free and clear of any liens, charges or encumbrances of any nature or kind whatsoever;

     (b) Verdstone has not done anything whereby the mining claims comprising the Property may be encumbered in any manner whatsoever;

     (c) the Mining Lease is in good standing, no party thereto is in breach thereof and Verdstone has no reason to believe that the transfer of the mineral interests provided for therein is in any way jeopardized.

2.3 DISCLOSURES. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Article II from being materially misleading.


2.4 RECORD TITLE. Title to the Property is held by Centerville Gold Partnership pursuant to the Mining Lease.

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                                       5

2.5 JOINT LOSS OF TITLE. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of a Participant shall be charged to that Participant.


                                   ARTICLE III

                            ACQUISITION, NAME AND TERM

3.1 ACQUISITION OF INTEREST. The parties acknowledge that Verdstone has to date expended the sum of $16,000 in the acquisition and development of the Mining Lease and the Property. In consideration of Stirrup's agreement to expend the first $16,000 in expenditures pursuant to the initial Program and Budget, set forth in Exhibit E, Verdstone hereby grants, sells and transfers to Stirrup an undivided 50% interest in and to the Mining Lease and the Property, such that the initial Participating Interests of the Participants shall be as set forth in Section 6.1. Following the expenditure by Stirrup of $16,000 in accordance with the foregoing, all further expenditures shall be made as between the Participants in accordance with the other provisions of this Agreement.

3.2       NAME.   The name of the Venture shall be the Victorine Joint
Venture.

3.3       PURPOSES.   This Agreement is entered into for the following
purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

     (a)  to conduct Exploration with the Area of Interest;

     (b)  to acquire additional properties within the Area of Interest;

     (c)  to engage in Development and Mining Operations on the Property;

     (d) to engage in marketing Products, to the extent permitted by Article XI; and

     (f) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.4 LIMITATION. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5 EFFECTIVE DATE AND TERM. The effective date of this Agreement shall be the date first recited above. The term of this Agreement shall be for 20 years from the effective date and for so long thereafter as Products are produced from the Property, unless the Agreement is earlier

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                                       6

terminated as herein provided.


                                   ARTICLE IV

                        RELATIONSHIP OF THE PARTICIPANTS

4.1 NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed to constitute either Participant the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any
mining, commercial or other partnership.   Neither Participant shall have any
authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participant, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

4.2 OTHER BUSINESS OPPORTUNITIES. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Participant, and, except as otherwise provided in Section 12.6, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in any facility owned or controlled by such Participant.

4.3 WAIVER OF RIGHT TO PARTITION. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.4 TRANSFER OR TERMINATION OF RIGHTS TO PROPERTY. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this

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                                       7

Agreement or otherwise permit or cause such interests to terminate.

4.5 IMPLIED COVENANTS. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.


                                   ARTICLE V

                         CONTRIBUTIONS BY PARTICIPANTS

5.1 PARTICIPANTS' INITIAL CONTRIBUTIONS. Pursuant to Section 3.1 the initial Participating Interests of the parties are as set forth in Section
6.1. The agreed value of each party's Initial Contribution is $16,000 and the receipt by the Venture of the Initial Contribution of each Participant is hereby acknowledged by the parties hereto.

5.2 ADDITIONAL CASH CONTRIBUTIONS. Subject to any election permitted by Section 6.3, the Participants shall hereafter be obligated to contribute funds to adopted Programs in proportion to their respective Participating Interests.


                                   ARTICLE VI

                           INTERESTS OF PARTICIPANTS

6.1 INITIAL PARTICIPATING INTERESTS. The Participants shall have the following initial Participating Interests:

                                 Verdstone - 50%
                                  Stirrup - 50%

6.2 CHANGES IN PARTICIPATING INTERESTS. A Participant's Participating Interest shall be changed as follows:

     (a)  as provided in Section 6.5; or

     (b) upon an election by a Participant pursuant to Section 6.3 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest; or

     (c) in the event of default by a Participant in making its agreed upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke Section 6.4(b); or

     (d) transfer by a Participant of less than all its Participating Interest in accordance with Article XV; or

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                                       8

     (e) acquisition of less than all of the Participating Interest of the other Participant, however arising.

6.3. VOLUNTARY REDUCTION IN PARTICIPATION. A Participant may elect, as provided in Section 9.5, to limit its contributions to an adopted Program and Budget as follows:

     (a)  to some lesser amount than its respective Participating Interest; or

     (b)  not at all.

If a Participant elects to contribute to an adopted Program and Budget some lesser amount than its respective Participating Interest, or not at all, the Participating Interest of that Participant shall be recalculated at the time of election by dividing: (i) the sum of (a) the agreed value of the Participant's Initial Contribution under Section 5.1, (b) the total of all of the Participant's contributions under Section 5.3, and (c) the amount, if any, the Participant elects to contribute to the adopted Program and Budget; by (ii) the sum of (a), (b) and (c) above for all Participants; and then multiplying the result by one hundred. The Participating Interest of the other Participant shall thereupon become the difference between 100% and the recalculated Participating Interest.

6.4       DEFAULT IN MAKING CONTRIBUTIONS.

     (a) If a Participant defaults in making a contribution or cash call required by an approved Program and Budget, the non-defaulting Participant may advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. The failure to repay said loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its interest in the Property and a security interest in its rights under this Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security interest, or both. A non-defaulting Participant may elect the applicable remedy under this Section 6.4(a) or under 6.4(b), or, to the extent a Participant has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Participant hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

     (b) The Participants acknowledge that if a Participant defaults in making a contribution, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to

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                                       9

          measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within 30 days after notice to the defaulting Participant of such default, elect one of the following remedies by giving notice to the defaulting Participant:

          (i) For a default relating exclusively to an Exploration Program and Budget, the non-defaulting Participant may elect to have the defaulting Participant's Participating Interest permanently reduced as provided in Section 6.3 and further reduced by multiplying the result by the following percentage: 60%.
               Amounts treated as a loan pursuant to Section 6.4(a) and interest thereon shall be included in the calculation of the defaulting Participant's reduced Participating Interest. The non-defaulting Participant's Participating Interest shall, at such time, become the difference between 100% and the further reduced Participating Interest. Such reductions shall be effective as of the date of the default.

          (ii) For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participant's election, the defaulting Participant shall be deemed to have withdrawn from the Venture and to have automatically relinquished its Participating Interest to the non-defaulting Participant; provided, however, the defaulting Participant shall have the right to receive only from 10% of Net Proceeds, if any, and not from any other source, an amount equal to the defaulting Participant's aggregate contributions pursuant to Sections 5.1 and 5.2. Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in Assets or under this Agreement.

6.5 ELIMINATION OF MINORITY INTEREST. Upon the reduction of its Participating Interest to less than 5%, a Participant shall be deemed to have withdrawn from this Agreement and shall relinquish its entire Participating Interest. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other Participant.

6.6 CONTINUING LIABILITIES UPON ADJUSTMENTS OF PARTICIPATING INTERESTS. Any reduction of a Participant's Participating Interest under this Article VI shall not relieve such Participant of its share of any liability, whether it accrues before or after such reduction, arising out of Operations conducted prior to such reduction. For purposes of this Article VI, such Participant's share of such liability shall be equal to its Participating Interest at the time such liability was incurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free of royalties, liens or other encumbrances arising by, through or under such other Participant, other than those existing at the time the Property was acquired or those to which both Participants have given their written consent. An adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and

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                                       10

recording of appropriate instruments, but each Participant's Participating Interest shall be shown in the books of the Operator. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Property are located.


                                  ARTICLE VII

                              MANAGEMENT COMMITTEE

7.1 ORGANIZATION AND COMPOSITION. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two members appointed by Verdstone and two members appointed by Stirrup. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participants.

7.2 DECISIONS. Each Participant, acting through its appointed members, shall have one vote on the Management Committee. Unless otherwise provided in this Agreement, the vote of the Participant with a Participating Interest over 50% shall determine the decisions of the Management Committee. In the event of a tie vote as between the Participants on any matter, the casting vote on such matter shall be exercised by Mr. Larry Reaugh who the Participants by this Agreement hereby appoint for such purpose.

7.3 MEETINGS. The Management Committee shall hold regular meetings at least annually in Vancouver, British Columbia, or at other mutually agreed places. The Operator shall give 30 days' notice to the Participants of such regular meetings. Additionally, either Participant may call a special meeting upon 60 day's notice to the Operator and the other Participants. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Operator in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Operator shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within 15 days after the meeting. The minutes, when signed by all Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Operator and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs shall be paid by the Participants individually.

7.4 ACTION WITHOUT MEETING. In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

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                                       11


7.5 MATTERS REQUIRING APPROVAL. Except as otherwise delegated to the Operator in Section 8.2, the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

                                 ARTICLE VIII

                                   OPERATOR

8.1 APPOINTMENT. The Participants hereby appoint Verdstone as the Operator with overall management responsibility for Operations. Verdstone hereby agrees to serve as Operator until it resigns as provided in Section 8.4.

8.2 POWERS AND DUTIES OF OPERATOR. Subject to the terms and provisions of this Agreement, the Operator shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

     (a)  The Operator shall manage, direct and control Operations.

     (b) The Operator shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

     (c)  The Operator shall:

          (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

         (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and

        (iii) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

     (d) The Operator shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Operator.

     (e)  The Operator shall:

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                                       12

          (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets;

         (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income.

               If authorized by the Management Committee, the Operator shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Operator deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Operator may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Operator shall be required to pay them, but in no event shall the Operator permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and

        (iii) shall do all other acts reasonably necessary to maintain the Assets.

     (f)  The Operator shall:

          (i)  apply for all necessary permits, licenses and approvals;

         (ii) comply with applicable federal, provincial and local laws and regulations;

        (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and

         (iv)  prepare and file all reports or notices required for Operations.

          The Operator shall not be in breach of this provision if a violation has occurred in spite of the Operator's good faith efforts to comply, and the Operator has timely cured or disposed of such violation through performance, or payment of fines and penalties.

     (g) The Operator shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. A Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The Management Committee shall approve in advance any settlement involving payments, commitments or obligations in excess of $10,000.00 in cash or value.

     (h) The Operator shall provide insurance for the benefit of the Participants as provided in Exhibit D.

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                                       13

     (i) The Operator may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Property may be abandoned or surrendered only as provided in Article XIV. However, without prior authorization from the Management Committee, the Operator shall not:

          (i) dispose of Assets in any one transaction having a value in excess of $50,000.00;

         (ii) enter into any sales contracts or commitments for Product, except permitted in Section 11.2;

        (iii)  begin a liquidation of the Venture; or

         (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

     (j) The Operator shall have the right to carry out its responsibilities hereunder through a corporate representative, agents, Affiliates or independent contractors.

     (k) The Operator shall perform or cause to be performed and record or cause to be recorded during the term of this Agreement all assessment and other work required to maintain in good standing mineral claims and other mineral rights included within the Property, unless prevented from so doing by an action or the inaction of the Management Committee.

     (l) If authorized by the Management Committee, the Operator may stake or restake or abandon any mineral claims or other interests comprising the Property, apply for mining leases or other forms of mineral tenure for any mineral claims or other interests comprising the Property and generally deal with the claims and other interests comprising the Property as may be considered prudent.

     (m) The Operator shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

     (n) The Operator shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee:

          (i) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget;

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                                       14

         (ii)  periodic summaries of data acquired;

        (iii)  copies of reports concerning Operations;

         (iv) a detailed final report within 90 days after completion of each Program and Budget, which shall include comparisons between the objectives and results of Programs; and

          (v) such other reports as the Management Committee may reasonably request.

          At all reasonable times the Operator shall provide the Management Committee or the representative of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Operator shall allow any Participant, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

     (o) The Operator shall undertake all other activities reasonably necessary to fulfil the foregoing.




The Operator shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of a Participant to perform acts or to contribute amounts required of it by this Agreement.

8.3 STANDARD OF CARE. The Operator shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets. The Operator shall not be liable to any Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Operator's wilful misconduct or gross negligence.

8.4 RESIGNATION; DEEMED OFFER TO RESIGN. The Operator may resign upon 60 days prior notice to the Management Committee, in which case the Management Committee shall appoint an Operator. If any of the following shall occur, the Operator shall be deemed to have offered to resign, which offer may be accepted by the Management Committee, if at all, within 60 days following such deemed offer:

     (a) The Operator fails to perform a material obligation imposed upon it under this

          Agreement and such failure continues for a period of 30 days after notice from the Management Committee demanding performance; or

     (b) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Operator; or

     (c) The Operator commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

     (d) Entry is made against the Operator of a judgment decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

8.5 PAYMENTS TO OPERATOR. The Operator shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

8.6 TRANSACTIONS WITH AFFILIATES. If the Operator engages Affiliates to provide services hereunder, it shall do so on terms no less favourable than would be the case with unrelated persons in arm's-length transactions.

8.7 ACTIVITIES DURING DEADLOCK. If the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Operator shall continue Operations at levels comparable with the last adopted Program and Budget. For purposes of determining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed extended.

                                  ARTICLE IX

                             PROGRAMS AND BUDGETS

9.1 INITIAL PROGRAM AND BUDGET. The initial Program and Budget, which has been adopted by the Participants, is attached as Exhibit E.

9.2 OPERATIONS PURSUANT TO PROGRAMS AND BUDGETS. Except as otherwise provided in Section 9.8 and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.

9.3 PRESENTATION OF PROGRAMS AND BUDGETS. Proposed Programs and Budgets shall be prepared by the Operator for a period of one year or any longer period. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least three months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Operator and submitted to the Participants. Each such proposed Program and Budget shall be in a form and degree of detail substantially similar to Exhibit E.

9.4 REVIEW AND APPROVAL OF PROPOSED PROGRAMS AND BUDGETS. Within 45 days after submission of a proposed Program and Budget, each Participant shall submit to the Management Committee:

     (a)  Notice that the Participant approves the proposed Program and Budget;
          or

     (b)  Proposed modifications of the proposed Program and Budget; or

     (c)  Notice that the Participant rejects the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Participant of the Operator's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Section 9.4(b) or (c), then the Management Committee shall seek to develop a Program and Budget acceptable to the Participants.

9.5 ELECTION TO PARTICIPATE. By notice to the Management Committee within 20 days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which cases its Participating Interest shall be recalculated as provided in Article VI. If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

9.6 DEADLOCK ON PROPOSED PROGRAMS AND BUDGETS. If the Participants, acting through the Management Committee, fail to approve a Program and Budget by the beginning of the period to which the proposed Program and Budget applies, the provisions of Sections 8.7 and 12.2 shall apply.

9.7 BUDGET OVERRUNS; PROGRAM CHANGES. The Operator shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. The

Operator shall not exceed an adopted Budget by more than 10% unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.8 or unless otherwise authorized by the Management Committee. Budget overruns shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

9.8 EMERGENCY OR UNEXPECTED EXPENDITURES. In case of emergency, the Operator may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Operator may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Operator shall promptly notify the Participants of the emergency or unexpected expenditure, and the Operator shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

                                   ARTICLE X

                           ACCOUNTS AND SETTLEMENTS

10.1 MONTHLY STATEMENTS. The Operator shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

10.2 CASH CALLS. On the basis of the adopted Program and Budget, the Operator shall submit to each Participant prior to the last day of the month, a billing for estimated cash requirements for the next month. Within 10 days after receipt of each billing, each Participant shall advance to the Operator its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Operator shall at all times maintain a cash balance sufficient to meet disbursement obligations for up to 21 days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with the Royal Bank of Canada, for the benefit of the Joint Account.

10.3 FAILURE TO MEET CASH CALLS. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to 5 percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defaulting Participant shall have those rights, remedies and elections specified in Section 6.4.

10.4 AUDITS. Upon request made by any Participant within 24 months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Operator shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Operator for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of Chartered Accountants selected by the Operator, unless otherwise agreed by the Management Committee.

                                   ARTICLE XI

                            DISPOSITION OF PRODUCTION

11.1 TAKING IN KIND. Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Operator shall give the Participants notice at least 10 days in advance of the delivery date upon which their respective shares of Products will be available.

11.2 FAILURE OF PARTICIPANT TO TAKE IN KIND. If a Participant fails to take in kind, the Operator shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Participant's share for its own account or to sell such share as agent for the Participant to the other Participant or any third party at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Operator is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Operator to take in kind. The Operator shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

                                   ARTICLE XII

                           WITHDRAWAL AND TERMINATION

12.1 TERMINATION BY EXPIRATION OR AGREEMENT. This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement.

12.2 TERMINATION BY DEADLOCK. If the Management Committee fails to adopt a Program and Budget for 12 months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate this Agreement by giving notice of termination to the other Participant.

12.3 WITHDRAWAL. A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least 30 days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Participant, except those exceptions to title described in Part 1 of Exhibit A and those to which both Participants have given their written consent after the date of this Agreement, all of its Participating Interest in the Assets and in this Agreement. Any withdrawal under this Section 12.3 shall not relieve the withdrawing Participant of its share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section 12.3, the withdrawing Participant's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred.

12.4   CONTINUING OBLIGATIONS.  On termination of this Agreement under
Section 12.1 or 12.2, the Participants shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

12.5 DISPOSITION OF ASSETS ON TERMINATION. Promptly after termination under Section 12.1 or 12.2, the Operator shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Operator shall have the right to segregate amounts which, in the Operator's reasonable judgment, are necessary to discharge continuing obligations or to purchase for the account of the Participants, bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant's capital contributions. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants, in proportion to their respective Participating Interests, subject to any dilution, reduction, or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant's Participating Interest therein has been terminated pursuant to this Agreement.

12.6   NON-COMPETE COVENANTS.  A Participant that withdraws pursuant to
Section 12.3, or is deemed to have withdrawn pursuant to Section 6.5, shall not directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this
Section 12.6, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within 45 days after it is received by such non-withdrawing Participant.

12.7 RIGHT TO DATA AFTER TERMINATION. After termination of this Agreement pursuant to Section 12.1 or 12.2, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

12.8   CONTINUING AUTHORITY.  On termination of this Agreement under
Section 12.1 or 12.2 or the deemed withdrawal of a Participant pursuant to
Section 6.4(b)(2) or 6.5 or the withdrawal of a Participant pursuant to
Section 12.3, the Operator shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to:

     (a)  wind up Operations; and

     (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Operator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

                                  ARTICLE XIII

                      ACQUISITIONS WITHIN AREA OF INTEREST

13.1 GENERAL. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.

13.2 NOTICE TO NONACQUIRING PARTICIPANT. Within 10 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by the Operator pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

13.3 OPTION EXERCISED. If, within 30 days after receiving the acquiring Participant's notice, the other Participant notifies the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest, the acquiring Participant shall convey to the other Participant such a proportionate undivided interest therein. The acquired interest shall become a part of the Property for all purposes of this Agreement immediately upon the notice of such other Participant's election to accept the proportionate interest therein. Such other Participant shall promptly pay to the acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.

13.4 OPTION NOT EXERCISED. If the other Participant does not give such notice within the 30 day period set forth in Section 13.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Property or be subject to this Agreement.


                                   ARTICLE XIV

                      ABANDONMENT AND SURRENDER OF PROPERTY

14.1 SURRENDER OR ABANDONMENT OF PROPERTY. The Management Committee may authorize the Operator to surrender or abandon part or all of the Property. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, without cost to the surrendering Participant, all of the surrendering Participant's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Property.

14.2 REACQUISITION. If any Property are abandoned or surrendered under the provisions of this Article XIV, then, unless this Agreement is earlier terminated, neither Participant nor any Affiliate thereof shall acquire any interest in such Property or a right to acquire such Property for a period of five years following the date of such abandonment or surrender. If a Participant reacquires any Property in violation of this Section 14.2, the other Participant may elect by notice to the reacquiring Participant within 45 days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement. In the event such an election is made, the reacquired properties shall thereafter be treated as Property, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participants' respective Participating Interests.


                                   ARTICLE XV

                              TRANSFER OF INTEREST

15.1 GENERAL. A Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this Article XV.

15.2   LIMITATIONS ON FREE TRANSFERABILITY.  The Transfer right of a
Participant in

Section 15.1 shall be subject to the following terms and conditions:

     (a) No transferee of all or any part of the interest of a Participant in this Agreement, any Participating Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in Sections 15.2(g) and 15.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

     (b) No transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

     (c) The transferring Participant and the transferee shall bear all tax consequences of the Transfer;

     (d) In the event of a Transfer of less than all of a Participating Interest, the transferring Participant and its transferee shall act and be treated as one Participant;

     (e) No Participant shall Transfer any interest in this Agreement or the Assets except by Transfer of part or all of its Participating Interest;

     (f) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement; and

     (g) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement.

15.3 PREEMPTIVE RIGHT. Except as otherwise provided in Section 15.4, if a Participant desires to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets, the other Participant shall have a preemptive right to acquire such interests as provided in this
Section 15.3.

     (a) A Participant intending to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or contract for sale. The other Participant shall have 45 days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

     (b) If the other Participant fails to so elect within the period provided for in Section 15.3(a), the transferring Participant shall have 90 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favourable than those offered by the transferring Participant to the other Participant in the notice required in Section 15.3(a).

     (c) If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in Section 15.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

15.4 EXCEPTIONS TO PREEMPTIVE RIGHTS. Section 15.3 shall not apply to the following:

     (a) Transfer by a Participant of all or any part of its interest in this Agreement, any Participating Interest, or the Assets to an Affiliate;

     (b) The corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

     (c) The grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest, or the Assets by mortgage, deed of trust, pledge, lien or other encumbrance; or

     (d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to
          Article XI.

                                   ARTICLE XVI

                                 CONFIDENTIALITY

16.1 GENERAL. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 16.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.

16.2 EXCEPTIONS. The consent required by Section 16.1 shall not apply to a disclosure:

     (a) to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

     (b) to any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

     (c) to a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange.

In any case to which this Section 16.2 is applicable, the disclosing Participant shall give notice to the other Participant concurrently with the making of such disclosure. As to any disclosure pursuant to Section 16.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article XVII.

16.3 DURATION OF CONFIDENTIALITY. The provisions of this Article XVII shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 12.1 or 12.2, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two years following the date of such occurrence.

                                  ARTICLE XVII

                               GENERAL PROVISIONS

17.1 NOTICES. All notices, payments and other required communications ("Notices") to a Participant shall be in writing, and shall be addressed to the Participant at its address set forth on the first page of this Agreement. All Notices shall be given:

     (a)  by personal delivery to the Participant, or

     (b) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or

     (b)  by registered or certified mail return receipt requested.

All Notices shall be effective and shall be deemed delivered

     (a) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery,

     (b) if by electronic communication on the next business day following receipt of the electronic communication, and

     (c)  if solely by mail on the next business day after actual receipt.

A Participant may change its address by Notice to the other Participant.

17.2 WAIVER. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

17.3 MODIFICATION. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

17.3 FORCE MAJEURE. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, provincial or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of the Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with Operations.

17.5 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

17.6 RULE AGAINST PERPETUITIES. If any right, power or interest of any party in any property under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the date of this Agreement.

17.7 FURTHER ASSURANCES. Each of the Participants agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

17.8 SURVIVAL OF TERMS AND CONDITIONS. The following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favour they run: Sections 2.1, 2.2, 2.3, 4.2, 6.4, 6.6, 10.3, 12.3, 12.4, 12.5, 12.6, 12.7
and 12.8.

17.9 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants, including the Prior Agreements, relating to the subject matter hereof. This Agreement shall be binding upon and enure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

17.10 MEMORANDUM. At the request of either Participant, a Memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by the Operator. This Agreement shall not be recorded.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMMON SEAL of VERDSTONE
GOLD CORPORATION was hereunto
affixed in the presence of:                                                  c/s

_____________________________

_____________________________

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THE COMMON SEAL of STIRRUP
CREEK GOLD LTD. was hereunto
affixed in the presence of:                                                  c/s

_____________________________

_____________________________